FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-264458

PROSPECTUS

27,891,860 Shares of Common Stock

This prospectus covers the resale by the selling shareholders of Reed’s, Inc. (“Reed’s,” “we,” “us” or the “Company”) identified in the “Selling Shareholders” section of this prospectus of up to an aggregate of 27,891,860 shares of our common stock, including 9,297,289 shares issuable upon the exercise of warrants. We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders. We will receive up to $2,671,953 from the exercise of warrants.

The selling shareholders or their assignees or successors-in-interest may offer and sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling shareholder may sell its shares of common stock in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is listed on The Nasdaq Capital Market under the symbol “REED.” The last reported sale price of our common stock on May 9, 2022 was $0.1998 per share.

Investing in our securities involves risks. See the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 10, 2022

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INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). You should read both this prospectus together with additional information described under the heading “Where You Can Find More Information”.

Unless the context otherwise requires, “Reed’s,” “Company,” “we,” “us” and “our” refer to Reed’s, Inc., and “selling shareholders” and “selling shareholder” refer to one or more selling shareholders identified in the “Selling Shareholders” section of this prospectus. References to “securities” include any security that we or the selling shareholders might offer under this prospectus or any prospectus supplement.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, can also be accessed free of charge on our website at www.reedsinc.com under “Investors — SEC Filings.” These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our website, www.reedsinc.com. We have not incorporated by reference into this prospectus the information on, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

In addition, our common stock is listed for trading on The Nasdaq Capital Market under the symbol “REED.”

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the Securities Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of these documents and contracts from the Securities Exchange Commission’s web site or our web site.

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INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on April 15, 2022;

●	our Current Reports on Form 8-K dated December 30, 2021, March 10, 2022, March 21, 2022, March 28, 2022, March 9, 2022; and

●	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-32501), filed with the SEC pursuant to Section 12(b) of the Exchange Act on May 9, 2019, as may be amended, including any further amendment or report filed hereafter for the purpose of updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K, or portions thereof, furnished under Item 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus supplement forms a part and prior to the effectiveness of such registration statement, (ii) after the effective date of such registration statement and (iii) after the date of this prospectus supplement and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus supplement from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus supplement. You may also access this information on our website at www.reedsinc.com and the URL where incorporated reports and other reports may be accessed is http://reedsinc.com/investors/sec-filings/.

Investor Relations at Reed’s Inc.

201 Merritt 7 Corporate Park

Norwalk, Connecticut 06851

ir@reedsinc.com

(800) 997-3337 Ext. 2 or (617) 956-6736

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “suggest,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

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Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following risk factors:

● The availability and cost of capital to finance working capital and our operating plans,

● Maintaining the listing of our common stock on the Nasdaq Capital Market or other national securities exchange. We will be subject to delisting if we do not meet the Nasdaq bid price rule by August 15, 2022,

● Our ability to generate sufficient cash flow to support marketing and product development plans and general operating activities,

● Decreased demand for our products resulting from changes in consumer preferences,

● Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace,

● The introduction of new products,

● Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety. Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs,

● Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

● Our ability to penetrate new markets and maintain or expand existing markets,

● Maintaining existing relationships and expanding the distributor network of our products,

● Decline in global financial markets and economic downturn resulting from the coronavirus COVID-19 global pandemic,

● Business interruptions resulting from the coronavirus COVID-19 global pandemic,

● Our ability to remediate weaknesses we may identify in our disclosure controls and procedures and our internal control over financial reporting in future periods in a timely enough manner to eliminate the risks posed by such material weaknesses,

● The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

● Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time,

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● The effectiveness of our advertising, marketing and promotional programs,

● Changes in product category consumption,

● Economic and political changes,

● Consumer acceptance of new products, including taste test comparisons, and

● Possible recalls of our products.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” appearing elsewhere in this prospectus relating to factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements contained in this prospectus or in any document or report incorporated by this prospectus are made as of the date of this prospectus or such documents or reports, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

RISK FACTORS

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, and as may be described in our future filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. You should also carefully consider the other information included or incorporated by reference in this prospectus. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Available Information

We maintain a website at the following address: www.reedsinc.com. The information on our website is not incorporated by reference in this report. We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). These include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. In addition, we routinely post on the “Investors” page of our website news releases, announcements and other statements about our business and results of operations, some of which may contain information that may be deemed material to investors. Therefore, we encourage investors to monitor the “Investors” page of our website and review the information we post on that page. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at the following address: http://www.sec.gov.

THE COMPANY

Overview

Reed’s owns a leading portfolio of handcrafted, natural beverages that is sold in over 45,000 outlets nationwide. These outlets include the natural and specialty food channel, grocery stores, mass merchants, drug stores, convenience stores, club stores and on-premise locations including bars and restaurants. Reed’s two core brands are Reed’s, which includes Reed’s Craft Ginger Beer and Reed’s Real Ginger Ale, and Virgil’s Handcrafted sodas. Reed’s Craft Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices, honey and fruit juices. Reed’s uses this same handcrafted approach in its Reed’s Real Ginger Ale and Virgil’s line of great tasting, bold flavored craft sodas, including its award-winning Virgil’s Root Beer.

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Reed’s is the leading ginger beer in the US; Virgil’s is the independent natural full line craft soda and is a leader in the craft soda category.

Historical Development

Reed’s Original Ginger Brew, created in 1987 by Christopher J. Reed, our founder, was introduced to the market in Southern California stores in 1989. By 1990, we began marketing our products through United Natural Foods Inc. (“UNFI”) and other natural food distributors and moved our production to a larger facility in Boulder, Colorado.

In 1991, we incorporated our business operations in the state of Florida under the name of Original Beverage Corporation and moved all production to a co-pack facility in Pennsylvania. Throughout the 1990’s, we continued to develop and launch new Ginger Brew varieties. Reed’s Ginger Brews reached broad placement in natural and gourmet foods stores nationwide through UNFI and other major specialty, natural/gourmet and mainstream food and beverage distributors.

In 1997, we began licensing the products of China Cola and eventually acquired the rights to that product in 2000. In 1999, we purchased the Virgil’s Root Beer brand from the Crowley Beverage Company. In 2000, we moved into an 18,000-square foot warehouse property, the Brewery, in Los Angeles, California, to headquarters. In 2001, pursuant to a reincorporation merger, we changed our state of incorporation to Delaware and also changed our name to “Reed’s, Inc.”

In September 2018, we completed the relocation of its headquarters to Norwalk, Connecticut. In December 2018, after a lengthy marketing and bidding process, we sold the Brewery to a company owned by Christopher J. Reed, our founder. The sale of the Brewery marked a fundamental shift in the nature of our operations and effectively eliminated our costs associated with excess manufacturing capacity.

Our Products

We make our hand-crafted beverages with only premium, natural ingredients. Our products are free of genetically modified organisms (“GMOs”) and artificial preservatives. Over the years, Reed’s has developed several product offerings. In 2019, we streamlined our focus to our core categories of Reed’s Ginger Beverages and Virgil’s Craft Sodas. In April 2020, we launched our new line of Reed’s Real Ginger Ales, in both Full Sugar and Zero Sugar varieties, made with 2,000 mg of fresh organic ginger. In 2021, we extended our Ginger Ale offerings with Mocktails and we entered the alcohol space with the launch of our RTD Classic Mule that is 7% ALC and Zero Sugar.

Reed’s Craft Ginger Beer

Reed’s Craft Ginger Beer is set apart from other ginger beers by its proprietary process of brewing fresh ginger root, its exclusive use of natural ingredients, and its authentic Jamaican-inspired recipe. We do not use artificial preservatives, artificial flavors, or colors, and Reed’s Ginger Beer is certified kosher. We offer different levels of fresh ginger content, ranging from our lightest-spiced Original, to our medium-spiced Extra, and finally to our spiciest Strongest. We also offer three sweetener options: one with cane sugar, honey and fruit juices; one with honey and pineapple juice; and another without sugar (Zero Sugar) made from an innovative blend of natural sweeteners. In 2021, we expanded our Extra Ginger Beer portfolio into cans offerings.

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As of the end of 2021, the Reed’s Craft Ginger Beer line included five major varieties with a mix of bottles and cans:

●	Reed’s Original Ginger Beer – Our first to market product uses a Jamaican-inspired recipe that calls for fresh ginger root, lemon, lime, pineapple juice, honey, raw cane sugar, herbs and spices.

●	Reed’s Premium Ginger Beer – Our Original Ginger Beer sweetened with honey and pineapple juice. (No cane sugar added.)

●	Reed’s Extra Ginger Beer – Contains 100% more fresh ginger than Reed’s Original recipe for extra spice.

●	Reed’s Strongest Ginger Beer – Contains 200% more fresh ginger than Reed’s Original for the strongest spice.

●	Reed’s Zero Sugar Extra Ginger Beer – launched in 2019, it uses a proprietary natural sweetening system for a zero-calorie version of our Reed’s Extra Ginger Beer.

Reed’s Real Ginger Ale

Reed’s Real Ginger Ale is unique for the category because it combines real fresh ginger with the classic, refreshing taste that consumers love. It contains nothing artificial and is Non-GMO project verified. We offer two sweetener options: one with cane sugar and the other with our zero-calorie proprietary natural sweetening system.

●	Reed’s Real Ginger Ale – launched in April 2020 in standard and sleek 12-ounce cans. It is the only mass market ginger ale made with organic fresh ginger.

●	Reed’s Zero Sugar Real Ginger Ale – also launched in April 2020 in standard and slim cans. It uses proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink.

●	NEW! Reed’s Mocktails- In 2021 Reed’s line extended its Zero Sugar Ginger Ale, with the launch of Mocktail Flavors. It uses our proprietary sweetening system to match the great taste of the cane sugar version in a zero-calorie drink. The two flavors are Shirley Tempting and Transfusion.

Reed’s Ready to Drink

NEW! Reed’s Zero Sugar Classic Mule: Launched in 2020 and expanded to 37 states in 2021, Reed’s first-ever alcoholic offering is packed with REAL, fresh ginger root and made through a unique handcrafted brewing and fermentation process. It contains 7% alcohol, and a light-spice flavor profile with no artificial colors, gluten, GMOs or caffeine. It is the ultimate mule, made with fresh ginger root, to be enjoyed anytime, anywhere.

Other New Ginger Beverages under the Reed’s brand

Reed’s Wellness Ginger Shots – launched in February 2020 offered in two varieties: Daily Ginger and Ginger Energize. These convenient, shelf-stable shots provide a ginger boost on the go.

Virgil’s Handcrafted Sodas

Virgil’s is a premium handcrafted soda that uses only natural ingredients to create bold renditions of classic flavors. We don’t use any artificial preservatives, any artificial colors, or any GMO-sourced ingredients, and our Virgil’s line is certified kosher. The Virgil’s line includes the following products:

●	Handcrafted Line: Virgil’s first Handcrafted soda was launched in 1994. It began as one man’s passion to create the finest root beer ever produced and has since won numerous awards. Virgil’s difference is using natural ingredients to craft bold, classic soda flavors. Virgil’s Handcrafted line includes Root Beer, Vanilla Cream, Black Cherry, and Orange Cream.

●	Zero Sugar Line: Virgil’s launched a new line of Zero Sugar, Zero Calorie craft sodas in 2019. Each Zero Sugar soda is sweetened with a proprietary blend of natural sweeteners with no added sugars and is certified Keto. This natural line of Zero Sugar flavors includes Root Beer, Cola, Black Cherry, Vanilla Cream, Orange Cream, Lemon-Lime, Ginger Ale, Grapefruit and Dr. Better.

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Our Primary Markets

We target a smaller segment of the estimated $25 billion mainstream carbonated and non-carbonated soft drink markets in the United States. Our brands are generally considered premium and natural, with upscale packaging. They are loosely defined as the craft specialty bottled carbonated soft drink category.

We have an experienced and geographically diverse sales force promoting our products, with senior sales representatives strategically placed in multiple regions across the country, supported by local Reed’s sales staff. Additionally, we have sales managers handling national accounts for natural, specialty, grocery, mass, club, drug and convenience channels. Our sales managers are responsible for all activities related to the sales, distribution, and marketing of our brands to our entire retail partner and distributor network in North America. The Company not only employs an internal sales force but has partnered with independent sales brokers and outside representatives to promote our products in specific channels and key targeted accounts.

We sell to well-known popular natural food and gourmet retailers, large grocery store chains, mass merchants, club stores, convenience and drug stores, liquor stores, industrial cafeterias (corporate feeders), and to on-premise bars and restaurants nationwide and in some international markets. We also sell our products and promotional merchandise directly to consumers via the Internet through our Amazon storefront which can be accessed through our company web site www.drinkreeds.com.

Some of our representative key customers include:

●	Natural stores: Whole Foods Market, Sprouts, Natural Grocers by Vitamin Cottage, Fresh Thyme Farmers Market, Mother’s

●	Gourmet & specialty stores: Trader Joe’s, Bristol Farms, Lazy Acres, The Fresh Market, Central Market

●	Grocery and mass chains: Kroger (and all Kroger banners), Albertson’s/Safeway, Publix, Food Lion, Stop & Shop, H.E.B., Wegmans, Target, Walmart

●	Club stores: Costco and BJ’s

●	Liquor stores: BevMo!, Total Wine & More, Spec’s

●	Convenience & drug stores: Circle K, CVS Health, Rite Aid, QuikTrip

Going Concern

The Company’s financial statements as of December 31, 2021 were prepared on a going concern basis. For the year ended December 31, 2021, the Company recorded a net loss of $16,402 and used cash in operations of $17,589. As of December 31, 2021, we had a cash balance of $49 with borrowing capacity of $109. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2021, audited financial Statements, raised substantial doubt about the Company’s ability to continue as a going concern. The Company believes that its current level of cash and cash equivalents are not sufficient to fund its operations for the next 12 months. The Company’s financial statements do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

To alleviate these conditions, management is currently evaluating various funding alternatives and may seek to raise additional funds through the issuance of equity, mezzanine or debt securities, through arrangements with strategic partners or through obtaining credit from financial institutions. As we seek additional sources of financing, there can be no assurance that such financing will be available to us on favorable terms or at all. Our ability to obtain additional financing in the debt and equity capital markets is subject to several factors, including market and economic conditions, our performance and investor sentiment with respect to us and our industry.

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DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended (“Certificate”) and our amended and restated bylaws, as further amended (“Bylaws”) and to the applicable provisions of Delaware law.

We are authorized to issue 180,000,000 shares of common stock, $0.0001 par value. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not authorized; the holders of a majority of our outstanding shares of common stock may elect all directors. Holders of common stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future. Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

As of March 22, 2022, we had 112,842,146 shares of common stock issued and outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

●	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “Interested Stockholder” did own, 15% or more of the corporation’s voting stock.

In addition, our authorized but unissued shares of common stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The board of directors is also authorized to adopt, amend or repeal our Bylaws (provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further provided, that bylaw provisions adopted or amended by the board of directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders) which could delay, defer or prevent a change in control.

We are subject to the laws of Delaware on corporate matters, including their indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

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Section 145 of the DGCL, as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our Certificate provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our Certificate also provides discretionary indemnification for the benefit of our directors, officers and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our Bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers. We also have entered into indemnification agreements with certain of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar; Market Listing

The transfer agent for the Company’s common stock is Transfer Online, Inc., telephone (503) 227-2950. Our common stock is listed on The Nasdaq Capital Market under the symbol “REED.”

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PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

On March 10, 2022, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with certain institutional and accredited investors pursuant to which the purchasers agreed to purchase, and Reed’s agreed to issue and sell to the purchasers in a private placement (the “Private Placement”), an aggregate of 18,594,571 shares (“Shares”) of the Company’s common stock, $0.0001 par value (“common stock”), and warrants to purchase an aggregate of 9,297,289 shares of common stock. The purchase price per share of common stock and associated warrant was $0.28 for the investors (other than our officers and directors) and $0.3502 for our officers and directors in compliance with the rules of the Nasdaq Stock Market. Each whole warrant entitles the holder to purchase one share of common stock at an exercise price of $0.2877 per share. The warrants are exercisable at a per share exercise price of $0.2877 for a period of five years commencing six months from the closing date. The warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company. Officers and directors of the Company purchased approximately $1.1 million of the securities in the offering. The Private Placement closed on March 11, 2022. The net proceeds to the Company, after deducting placement agent fees and other offering expenses, are approximately $5.1 million.

The Purchase Agreement includes standard representations, warranties and covenants of the Company and Purchasers. The Purchase Agreement also provides for the payment by the Company customary penalties and liquidated damages in the event of legend removal failure.

We intend to use the net proceeds from the Private Placement for general working capital and general corporate purposes.

On March 10, 2022, in connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which we agreed to file a registration statement on Form S-3 to register for resale the Shares and any shares of the Company’s common stock issuable upon exercise of the Warrants within 45 days of the closing of the Private Placement. The Company is subject to penalties and liquidated damages in the event it does not meet certain filing requirements and deadlines set forth in the Registration Rights Agreement.

We engaged Roth Capital Partners, LLC (the “Placement Agent’) to act as its placement agent for the Private Placement. W3 agreed to pay the Placement Agent a cash fee equal to 6.5% of the gross proceeds received by us in the Private Placement. For a period of 90 days after the closing of the Private Placement, we are prohibited from issuing or agreeing to issue shares of common stock or common stock equivalents other than under equity compensation plans or pursuant to any outstanding rights to acquire common stock or common stock equivalents.

SUMMARY OF THE OFFERING

Common stock offered by the selling shareholder	Up to 27,891,860 shares of our common stock, including 9,297,289 shares issuable upon the exercise of warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of securities by the selling shareholders pursuant to this prospectus. We may receive up to approximately $2,671,953 in aggregate gross proceeds from the exercise of the warrants, if the warrants are exercised for cash, based on the per share exercise price of the warrants. Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or privately negotiated prices.

Risk Factors	An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market symbol	REED

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling shareholder pursuant to this prospectus. We may receive up to approximately $2,671,953 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants and as set forth below, the selling shareholders have not had any material relationship with us within the past three years.

Norman E. Snyder, Jr. is the Chief Executive Officer and director of Reed’s.

John J. Bello, a co-trustee of the John and Nancy Bello Revocable Trust, is the Chairman of Reed’s.

Louis Imbrogno, Jr. is a director of Reed’s.

Brian Dworkin, control person of Baml, LLC, is President of one of Reed’s bottling contractors.

Leon M. Zaltzman is a director of Reed’s.

Mr. Zaltzman is the founder and managing member of Union Square Park Capital Management, LLC (“USPCM”), an SEC Registered Investment Adviser firm and is also the managing member of Union Square Park GP (“USPGP”). USPCM and USPGP serve as the investment manager and general partner to Union Square Park Partners, LP (“USPP Fund”), respectively. Foregoing entities hereinafter collectively referred to as the “Union Square Entities”. USPP Fund participated in the Private Placement in the aggregate principal amount of $3,000,000. It acquired 10,714,286 shares of common stock and warrants to purchase 5,357,143 shares of common stock in the Private Placement. Prior to the private placement, Mr. Zaltzman and the Union Square Entities beneficially owned approximately 7.79% of Reed’s common stock. After the private placement, Mr. Zaltzman and the Union Square Entities beneficially owned approximately 19.86% of Reed’s common stock.

Warrants issued to USPP Fund carry a 19.99% blocker. In conjunction with the private placement and USPP Fund’s role as lead investor, Reed’s and USPCM had an oral understanding pursuant to which Reed’s would support the nomination of USPCM’s nominee, Leon M. Zaltzman, to the Reed’s board, upon recommendation from Reed’s governance committee. Except as set forth above, USPP Fund invested pursuant to the same terms and conditions of the other purchasers in the private placement.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholders, based on its ownership of the shares of common stock and warrants, as of March 11, 2022, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

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In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholders, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 19.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name and Address of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Owned After Offering (1)	Percentage of Class Owned After Offering
Union Square Park Partners, LP (2) 1120 Avenue of the Americas, Suite 1512 New York, NY 10036	23,369,260	16,071,429	7,297,831	6.5%

Empery Asset Master Ltd. (3) 1 Rockefeller Plaza Suite 1205 New York, NY 10020	1,263,627	1,263,627	0	*

Empery Tax Efficient, LP (4) 1 Rockefeller Plaza Suite 1205 New York, NY 10020	361,176	361,176	0	*

Empery Tax Efficient III, LP (5) 1 Rockefeller Plaza Suite 1205 New York, NY 10020	475,197	475,197	0	*

TEC Opportunities Fund I, LP (6) 164 W 79th St, Apt 3C New York, NY 10024	551,786	401,786	150,000	*

Baml, LLC (7) 11 Lloyd Ave. Latrobe, PA 15650	964,286	589,286	375,000	*

Steven E. & Michelle M. Karol 4483 Spring Island Okatie, SC 29909	535,715	535,715	0	*

Joseph M. Cassin 2900 Westchester Avenue, Purchase, New York 10577	535,715	535,715	0	*

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Name and Address of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock to be Beneficially Owned After Offering (2)	Percentage of Class Owned After Offering
Blair LaCorte 107 Paradise Dr Tiburon, CA 94920	535,715	535,715	0	*

Thomas W. Kosler and Cheri L. Kosler Living Trust 39919 N. 102nd St Scottsdale, AZ 85262	535,715	535,715	0	*

John Shaw 8950 W. Olympica Blvd #487 Beverly Hills, CA 90211	450,000	450,000	0	*

Jeffrey Mark Anderson 1888 Sabal Palm Drive Boca Raton, FL 33432	267,857	267,857	0	*

George W. Lyle 33754 North 69 Street Scottsdale, AZ 85266	300,000	300,000	0	*

James H. Landers 9912 E. Miramonte Drive Scottsdale, AZ 85262	133,929	133,929	0	*

Eric Kurzweil 11236 E. Mesquite Dr. Scottsdale, AZ 85262	107,144	107,144	0	*

Richard Nelson 3052 N Snow Canyon Pky #7 St. George, UT 84770	53,571	53,571	0	*

Deborah A. Sievers 3052 N. Snow Canyon Parkway #7 St. George, UT 84770	53,571	53,571	0	*

Steven B. Crystal P.O Box 12176 Reno, NV 89510	53,571	53,571	0	*

John and Nancy Bello Revocable Trust (8) 40693 North 97th Street Scottsdale, AZ 85262	8,214,168	4,283,265	3,930,903	3.5%

Norman E. Snyder, Jr. 201 Merritt 7 Corporate Park Norwalk, Connecticut 06851	1,757,381	428,325	1,329,056	1.2%

Louis Imbrogno, Jr. 201 Merritt 7 Corporate Park Norwalk, Connecticut 06851	480,758	160,623	320,135	*

*less than 1%

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1

“Beneficial ownership” is a term broadly defined in Rule 13d-3 under the Exchange Act and includes more than the typical form of stock ownership, that is, stock held in a person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this column, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently exercisable or exercisable within 60 days of March 11, 2022.

The amounts assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

2	Union Square Park Capital Management, LLC (“USPCM”) serves as the investment manager to Union Square Park Partners, LP (the “USPP Fund”) and as such may be deemed to have voting and investment power over the securities held by the USPP Fund. Union Square Park GP, LLC (“USPGP”) serves as the general partner of the USPP Fund and as such may be deemed to have voting and investment power over the securities held by the USPP Fund. Mr. Zaltzman is the managing member of each of USPCM and USPGP and has voting and investment power over the securities.
3	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
4	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
5	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
6	Michael Venezia, managing member of the General Partner of TEC Opportunities Fund I, LP, has discretionary authority to vote and dispose of the shares and may be deemed to be the beneficial owner of these shares.
7	Brian Dworkin has discretionary authority to vote and dispose of the shares held by Baml, LLC and may be deemed to be the beneficial owner of these shares.
8	John J. Bello and Nancy Bello, co-trustees, each has discretionary authority to vote and dispose of the shares held by John and Nancy Bello Revocable Trust and are beneficial owner of these shares.

PLAN OF DISTRIBUTION

Each selling shareholder (of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Raines Feldman LLP, Los Angeles, California.

EXPERTS

The financial statements of Reed’s Inc. as of December 31, 2021 and 2000, and for the years then ended, appearing in Reed’s Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report of Weinberg & Company, P.A. pertaining to such financial statements given on the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In addition, indemnification may be limited by state securities laws.

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27,891,860 Shares of Common Stock

PROSPECTUS

May 10, 2022